EXHIBIT 99.1



                                                       Contact: Robert A. Lerman
                                                                    860-683-2005
NEWS RELEASE                                                        OTCBB:  TDYT
                                                                 August 11, 2006

        THERMODYNETICS' REVENUES INCREASE BY 25% TO A RECORD $5.7 MILLION
                             FOR ANY 3 MONTH PERIOD

WINDSOR, CT - August 11, 2006 - Thermodynetics, Inc. (TDYT: OTCBB)

         The Company's sole operating subsidiary, independently managed Turbotec Products, Plc (Turbotec), has generated record revenues for any 3-month period in its 34-year history. Net sales for Turbotec for the three months ended June 30, 2006 increased by $1,147,000, or 25%, over the prior year period, to $5,680,000. For the fiscal year ended March 2006, year-to-year revenues increased 20%. Turbotec is primarily engaged in the design and manufacture of energy saving heat transfer and heat reclamation products.

         The increase in sales is due largely to increasing acceptance for our energy-saving products in the housing market augmented by marine air conditioning applications and commercial/industrial buildings' HVAC needs. Although there has been some easing in residential construction during the past few months, the overall demand for Turbotec's products has remained at consistently higher levels than prior years. Further, Turbotec's special purpose enhanced surface titanium tubing is being favorably received by swimming pool and spa heat pump manufacturers who are ordering at increasing rates; the Company is also beginning to experience interest from other market segments needing extremely durable metal heat exchangers.

         Despite the significant increase in metal costs over the prior year, Turbotec has been able to maintain its overall gross profit percentage by increasing efficiencies on the production floor through the implementation of various cost reduction and quality directed programs such as lean manufacturing and six sigma. A formal program has been established to train managerial and supervisory employees in these techniques, which are expected to generate savings in future periods.

         Personnel were added in customer service, product engineering and other support functions increasing selling, general and administrative expenses. Further investments in marketing and engineering are planned for the balance of the 2007 fiscal year as Turbotec continues to expand its product development in heat reclamation and titanium based heat exchangers.

         In May 2006 the Company completed the sale of a minority interest in Turbotec (resulting in a net gain of $2,666,000 on the sale) in the United Kingdom through a public offering of Turbotec's securities on the London Stock Exchange's AIM market. Interest expense decreased by $37,000 in the quarter as approximately $4.6 million of the proceeds from the London offering was used to retire term and revolving debt.

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         Income from  continuing  operations for the current year was $2,751,000 compared to $153,000 for the prior year period. Excluding the gain from the sale of equity in Turbotec and the minority interest, income before income taxes increased by $76,000 or 39% over the prior year. The operations of a former manufacturing subsidiary, Vulcan Industries, Inc., has been reflected as a discontinued operation in the financial statements.

         At June 30, 2006 consolidated working capital was $4,630,000 (including $1.8 million in cash) compared to a negative $1,676,000 at March 31, 2006. Cash reserves currently exist at both companies and Turbotec has retained its revolving line of credit with more than $3 million of availability. Term debt financing to fund capital expenditure programs is to be explored during the coming months. The refinancing of the mortgage on the Company's primary facility is currently being investigated and should be consummated during the next few months.

                              ABOUT THERMODYNETICS

Through its subsidiary Turbotec Products, Plc, Thermodynetics is a manufacturer of high performance, high quality heat exchangers, fabricated metal components and flexible connector products for heat transfer, transportation, and plumbing applications. The Company markets its tubing products to customers in the space conditioning, refrigeration, automotive, biomedical, plumbing, appliance, water heating and aerospace industries. Turbotec is quoted on AIM (a market operated by the London Stock Exchange) under the symbol TRBO. Thermodynetics also owns a nominal interest in a private placecountry-regionBelgium company that is engaged in the nutraceutical industry that provides natural, bioactive chemical compounds that have health promoting, disease preventing or medicinal properties.

                  Figures in $000's, Except for Per Share Data
                           Three Months Ended June 30,
                                                                           2006              2005
                                                                           ----              ----
         Net Sales                                                       $    5,680        $    4,533
         Operating Income                                                $      395        $      310
         Gain on placeCitySale of Stock of Subsidiary                    $    2,666        $        0
         Minority Interest in Subsidiary                                 $       42        $        0
         Income from Continuing Operations
                  Before Income Taxes                                    $    2,893        $      193
         Provision for Income Taxes                                      $      142        $       40
         Income From Continuing Operations                               $    2,751        $      153
         Income (Loss) from Discontinued
                  Operations, Net of Tax                                 $       (9)       $      (96)
         Net Income                                                      $    2,742        $       57

         Weighted Shares Outstanding-
                  Basic and Diluted                                       4,002,308         3,969,108

         Earnings (Loss) Per Share-
                   Basic and Diluted
         From Continuing Operations                                      $      .69         $    .04
         From Discontinued Operations                                    $      .00         $   (.03)
         Total Earnings Per Share                                        $      .69         $    .01



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FORWARD LOOKING STATEMENTS

This report contains certain forward-looking statements regarding the Company's business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause their actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation: the ability to successfully and timely develop and finance new projects, the impact of competition on revenues, changes in unit prices, and supply and demand for the product lines in the markets served.

When used, words such as "believes," "anticipates," "expects," "continue", "may", "plan", "predict", "should", "will", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect their respective businesses.